Exhibit 2.3

AMENDMENT NO. 1
to
BUSINESS TRANSFER AGREEMENT

This Amendment No. 1 (this “Amendment”) is made and entered into as of September 21, 2012, by and between Orchid Chemicals & Pharmaceuticals Ltd., a company incorporated under the Act (“Orchid”), and Hospira Healthcare India Private Limited, a company incorporated under the Act (“Hospira”), for the purpose of amending that certain Business Transfer Agreement, dated as of August 29, 2012, by and among Orchid, Mr. K. Raghavendra Rao and Hospira (as amended, the “Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the terms of Amendment #5 of the API Supply Agreement, executed as of the date hereof, between Hospira and Orchid, Hospira and Orchid have agreed to provide for certain advance purchases under the Current API Supply Agreement; and

WHEREAS, in light of such amendment to the Current API Supply Agreement, the Parties have agreed to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises made by the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.    Amendments to Agreement.

A.    Clause 7.2.1(k) of the Agreement is hereby amended and restated in its entirety to read as follows:
"7.2.1(k)        a receipt from the Seller in a form reasonably satisfactory to the Purchaser for the amount of the Cash Consideration converted by the Purchaser in accordance with Clause 6.15 (as adjusted pursuant to Clause 3.2.1), less the sum of (i) the Holdback Amount; (ii) an amount equal to the Transferred Employment Liabilities; (iii) the amount of the Advance Purchase Stock Payment, (iv) the amount paid by the Purchaser to third party creditors per Clause 6.19, (v) the amount paid by the Purchaser per Clause 6.20, and (vi) the amount of any Taxes required to be withheld under applicable Law;"
B.    Clause 7.2.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
"7.2.2(a)        the Rupee equivalent of the Cash Consideration converted by the Purchaser in accordance with Clause 6.15 (as adjusted pursuant to Clause 3.2.1), less the sum of (i) the Holdback Amount; (ii) an amount equal to the Transferred Employment Liabilities; (iii) the amount of the Advance Purchase Stock Payment, (iv) the amount paid by the Purchaser to third party creditors per Clause 6.19, (v) the amount paid by the Purchaser per Clause 6.20 and (vi) the amount of any Taxes required to be withheld under applicable Law, by wire transfer to an account or accounts of the Seller designated in writing by the Seller;"
C.    A new Clause 6.20 is added to the Agreement to read in its entirety as follows:
"6.20    Second Advance Purchase Stock

On the Closing Date, the Purchaser will pay, or cause to be paid, on behalf of the Seller those amounts due and payable at the Closing pursuant to the terms of Paragraph 2(b) of Amendment #5 to the Current API Supply Agreement entered into by the Seller and the Purchaser on September 21, 2012 (with such amounts being deducted from the Cash Consideration delivered to the Seller pursuant to Clause 7.2.2(a))."
2.    General. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.
3.    Governing Law. The internal laws of India (without giving effect to any choice or conflict of law provision or rule (whether of India or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment and its Exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
4.    Entire Agreement. This Amendment, the Agreement and the exhibits, schedules and addendums hereto and thereto, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all previous written or oral negotiations, commitments and writings.
5.    Execution in Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and any Party may execute this Amendment by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

***SIGNATURE PAGE FOLLOWS***

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

ORCHID CHEMICALS & PHARMACEUTICALS LIMITED By: /s/ K. Raghavendra Rao Name: K. Raghavendra Rao Title: Chairman and Managing Director for Orchid Chemicals & Pharmaceuticals Ltd.

HOSPIRA HEALTHCARE INDIA PRIVATE LIMITED By: /s/ C. Bhaktavatsala Rao Name: C. Bhaktavatsala Rao Title: Managing Director